EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” and to the use of our report dated November 29, 2005 included in the Registration Statement on Form SB-2 and related Prospectus of Atlin Mineral Exploration Corp. for the registration of shares of its common stock.

/s/“Manning Elliott LLP”

MANNING ELLIOTT

CHARTERED ACCOUNTANTS

Vancouver, Canada

January 24, 2006